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                                                                    EXHIBIT 99.1

                       HANOVER COMPRESSOR COMPANY REPORTS
                   FAVORABLE CONCLUSION OF ADVISORY AGREEMENT

MANAGEMENT BELIEVES ARRANGEMENT AND CONCLUSION BENEFICIAL TO ALL SHAREHOLDERS

HOUSTON, February 5, 2001 - Hanover Compressor Company (NYSE:HC), a leading provider of outsourced natural gas compression services, reported today that the Company and GKH Partners, L.P. have fulfilled the parties' obligations pursuant to the terms of a letter agreement between GKH and the Company entered into on November 14, 1995 relating to investment banking services provided by GKH, clarifying the terms of the agreement and fixing this non-operating, one-time fee payable thereunder at $2,048,000. The Company has paid this fee in full and has no further fee payment obligation to GKH. Management believes that this arrangement was, and this conclusion is, highly beneficial to all shareholders.

The agreement (a copy of which can be found as Exhibit 10.3 to the Company's 1997, Form S-1 filing) has been fully disclosed in footnotes to the Company's audited financial statements since Hanover became a public company and was listed on the New York Stock Exchange in 1997 and has also been disclosed in each of the Company's securities filings. The Company has now been informed by its auditors that it is necessary to restate the Company's financial statements for the year 1997 to reflect a $782,000 after-tax reduction to opening retained earnings in that year and a $461,000 after-tax charge to net income for 1997 to reflect the accrual of the fee payable to GKH.

The Company believes that the accrual of the fee has no material impact on its historical financial performance or any impact on the Company's present or future performance. Accordingly, the restatement for this non-recurring charge has been incorporated in the Company's amendment to its 1999 Form 10-K filed with the Securities and Exchange Commission today.

Certain matters discussed in this press release are "forward-looking statements" intended to qualify for the safe harbors from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements can generally be identified as such because of the context of the statement and will include words such as "believes," "anticipates," "expects," "estimates," or words of similar import. Similarly, statements that describe Hanover's or OEC's future plans, objectives or goals are also forward-looking statements. Such forward-looking statements are subject to certain risks and uncertainties which could cause actual results to differ materially from those anticipated as of the date of this press release. The risks and uncertainties include: the loss of market share through competition; the introduction of competing technologies by other companies; a prolonged, substantial reduction in oil and gas prices which would cause a decline in the demand for Hanover's or OEC's compression and oil and gas production equipment; new governmental safety, health and environmental regulations which could require Hanover or OEC to make significant capital expenditures; inability to successfully integrate acquired businesses; and changes in economic or political conditions in the countries in which Hanover or OEC operate. The forward-looking statements included in this press release are only made as of the date of this press release, and neither Hanover nor OEC undertakes any obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.